Exhibit 14.1

NCI, INC.

CODE OF ETHICS

Policy Statement:

Consistent with Item 406 of Regulation S-K under the Securities Exchange Act of 1934, NCI, Inc. (the “Company”) has adopted this Code of Ethics. Senior financial officers, including but not limited to the principal executive officer, principal financial officer, principal accounting officer or controller and persons performing certain functions (the “Senior Financial Officers”), of the Company are charged with the responsibility and have the authority to protect and preserve the financial interests of all of the stakeholders in the Company, including, without limitation, stockholders and employees. The Company’s Senior Financial Officers fulfill this responsibility and authority by developing and enforcing policies and procedures for the operation of the Company’s financial functions. All Senior Financial Officers of the Company are required to act in conformance with this Code of Ethics at all times and to encourage all of their respective subordinates to act in conformance with this Code of Ethics. For purposes of this Code of Ethics, the term “Senior Financial Officers” shall mean the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

This Code of Ethics may be revised or supplemented from time to time to reflect changing laws and ethical standards. Each Senior Financial Officer is responsible for maintaining a working knowledge and understanding of this Code of Ethics and will be required to certify on an annual basis that he or she has read, understands and agrees to comply with the most recent version of this Code of Ethics.

Ethics Policy:

1.     Honesty and Ethical Conduct. Each Senior Financial Officer will exhibit and promote the highest standards of ethical conduct by:

(a)    encouraging and rewarding professional integrity in all aspects of the Company’s financial dealings by eliminating all inhibitions and barriers to responsible behavior, such as coercion, fear or alienation;

(b)    prohibiting and eliminating the appearance or occurrence of conflicts between what is in the best interests of the Company and what could result in material personal gain for a member of the Company’s financial departments, including Senior Financial Officers, or other senior management in the Company. In the event any Senior Financial Officer becomes aware of any such conflict, he or she should promptly report the same to the chairman of the Audit Committee of the Company’s Board of Directors;

(c)    providing a mechanism for members of the Company’s financial departments to inform senior management of deviations in practice from established policies and procedures governing honest and ethical behavior; and

(d)    demonstrating his or her personal support for such policies and procedures by providing periodic communications throughout the Company’s financial departments that reinforce these ethical standards.

2.    Financial Records and Periodic Reporting. Senior Financial Officers will cause the Company’s transaction and reporting systems and other procedures to be maintained in a manner which are reasonably designed to ensure that:

(a)    all of the Company’s business transactions are properly authorized and completely and accurately recorded in the Company’s books and records in accordance with generally accepted accounting principles and established financial policies of the Company;

(b)    the retention or disposal of the Company’s financial records is in accordance with the Company’s established practices for retention or disposal of such records and applicable legal and regulatory requirements; and

(c)    periodic financial communications and reports will be delivered in a timely manner and in a way that demonstrates a high degree of clarity as to content and meaning in order to enable readers and users of the communications and reports to accurately determine their significance and consequence.

3.    Compliance with Applicable Laws, Rules and Regulations. Senior Financial Officers will actively promote:

(a)    the education of employees in the Company’s financial departments regarding any federal, state or local law, rule or regulation that affects the operation of the Company’s financial departments or the Company in general;

(b)    the promulgation of adequate Company procedures to monitor compliance by the Company’s financial departments with any applicable federal, state or local law, rule or regulation; and

(c)    prompt identification, reporting and correction of any detected deviations from applicable federal, state or local law, rule or regulation.

Enforcement of the Code of Ethics:

All employees of the Company shall promptly report to the Chief Executive Officer or the Chief Financial Officer, or, if necessary to avoid a conflict of interest, the chairman of the Audit Committee of the Company’s Board of Directors, any violations of this Code of Ethics. Any violation of this Code of Ethics by any Senior Financial Officer will lead to disciplinary action which may include, without limitation, one or more of a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment.